UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 10, 2013

Dear Fellow Stockholder:

I am pleased to invite you to our 2013 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 10:00 a.m. EDT on Thursday, May 16, 2013, at The Ritz-Carlton, Tysons Corner in McLean, Virginia. The doors will open at 9:30 a.m. EDT. Our directors and management team will be available to answer questions.

The attendance of stockholders at our annual meeting is helpful in maintaining communication and understanding of our business. We hope you will be able to join us. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form. Instructions for these convenient ways to vote are set forth on the enclosed proxy card. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

We describe in detail the proposals to be introduced at the annual meeting in the attached Notice of 2013 Annual Meeting of Stockholders and Proxy Statement. Our 2012 Annual Report (including our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission) is also enclosed. We encourage you to read our 2012 Annual Report and hope you will find it interesting and useful. Thank you for your continued interest in Host Hotels & Resorts, and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott
Chairman of the Board

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, May 16, 2013
Meeting Time:	10:00 a.m. EDT, Doors open at 9:30 a.m. EDT
Location:	The Ritz-Carlton Hotel, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia (see back page for directions)

Agenda

1.	Election of nine directors

The Board recommends that you vote FOR each of the director nominees.

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2013

The Board recommends that you vote FOR the ratification of the appointment of KPMG LLP.

3.	An advisory resolution to approve executive compensation

The Board recommends that you vote FOR the advisory resolution.

4.	Transaction of any other business that may be properly brought before the annual meeting or any adjournment or postponement thereof.

The proxy statement more fully describes these proposals.

Voting

You may vote if you were a holder of record of our common stock at the close of business on March 20, 2013, the record date. We are first sending the Notice of Annual Meeting, Proxy Statement and our 2012 Annual Report on April 10, 2013 to all stockholders entitled to vote at the meeting. Whether or not you plan to attend the annual meeting, please vote in one of the following ways:

•	Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

By Order of the Board of Directors

ELIZABETH A. ABDOO
Secretary

April 10, 2013

PROXY STATEMENT

i

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on Thursday, May 16, 2013.

The Proxy Statement and 2012 Annual Report to Stockholders are available at

http://www.hosthotels.com/investorrelations.asp

ii

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	10:00 a.m. EDT, May 16, 2013
• Place	Ritz-Carlton Tysons Corner
1700 Tysons Boulevard
McLean, Virginia
• Record Date	March 20, 2013
• Number of Common Shares eligible to vote at the meeting as of the record date: 738,661,401

Voting Matters

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	18
Ratification of Appointment of KPMG LLP	FOR	24
Advisory Resolution to Approve Executive Compensation	FOR	57

Board Nominees

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

Name, Age	Director Since	Occupation	Committee Memberships*	Other Public Company Boards
Sheila C. Bair, 59	2012	Advisor to Pew Charitable Trusts, former chair of the FDIC	None
Robert M. Baylis, 74	1996	Retired Vice Chair of CS First Boston	NCG (C), C, LD
Terence C. Golden, 68	1995	Chairman of Bailey Capital Corporation	None	Pepco Holdings, Inc.
Ann McLaughlin Korologos, 71	1993	Former Chair of RAND Corporation Board of Trustees	C (C), NCG	Kellogg Company AMR Corporation Harman International Industries Vulcan Materials Company
Richard E. Marriott, 74	1979	Chairman of the Board	None
John B. Morse, Jr., 66	2003	Retired Vice President and CFO of The Washington Post Company	A (C) (F), NCG	AES Corporation HSN, Inc.
Walter C. Rakowich, 55	2012	Retired Chief Executive Officer of Prologis	A (F), C
Gordon H. Smith, 60	2009	President & CEO of the National Association of Broadcasters	A, NCG
W. Edward Walter, 57	2007	President and Chief Executive Officer	None	AvalonBay Communities

*	A	Audit Committee	C	Compensation Policy Committee
	(C)	Chair of the Committee	NCG	Nominating and Corporate Governance Committee
	(F)	Financial Expert	LD	Lead Director

ATTENDANCE AND VOTING MATTERS

Q.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Larry K. Harvey and Elizabeth A. Abdoo as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

Q.	What is a proxy statement?

It is a document that summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your shares or designate a proxy. It is designed to assist you in voting.

Q.	What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

Q.	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Annual Meeting, Proxy Statement and our 2012 Annual Report were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting, Proxy Statement and our 2012 Annual Report were forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Q.	Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on March 20, 2013, the record date, can vote at the annual meeting.

Q.	How can I manage the number of Annual Reports I receive?

The included glossy 2012 Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC (which together comprise the 2012 Annual Report of the Company), is being mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 43078, Providence, Rhode Island 02940.

Q.	How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 20, 2013 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares as follows:

•

Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 15, 2013. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 15, 2013. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Q.	Who is acting as my proxy and how will they vote my shares?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf in the election of directors and other routine matters as they deemed appropriate. Now, due to recent regulatory changes, your bank or broker is no longer able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf for all matters other than the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2013 (proposal 2).

Q.	May I revoke my proxy?

You may revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. The date of your last vote, by either of these methods or by mail, will be the one that is counted; or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 43078, Providence, Rhode Island 02940. The overnight delivery address for Computershare is: 250 Royall Street, Canton, Massachusetts 02021.

Q.	What vote is required to approve each proposal?

In the election of directors, each nominee must receive more “For” votes than “Against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2013 and to approve the advisory resolution on executive compensation.

Q.	What constitutes a “quorum”?

A majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

Q.	How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. Abstentions and broker non-votes will have no effect on the results of the vote on the election of directors or the results of proposals 2 and 3.

Q.	How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, codes of conduct and other documents referenced in this proxy statement can be accessed in the “Investor Relations—Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attention: Investor Relations

Q.	How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting your signed proxy card gives authority to Larry K. Harvey and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Q.	Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

Q.	Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $10,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Q.	Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

Q.	How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at http://www.hosthotels.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Company’s Corporate Governance Guidelines, codes of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Investor Relations—Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of (i) the full Board of Directors, (ii) the Lead Director or (iii) the non-management directors as a group, by writing to the Board of Directors, the Lead Director or the Non-Management Directors at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain for three years copies of all stockholder communications that are forwarded.

Code of Business Conduct and Ethics

The Board has also adopted a code of business conduct and ethics that applies to all officers and employees of the Company and a code of business conduct and ethics and conflict of interest policy that applies to the Board. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors.

Board Leadership Structure

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time. As a result, no policy exists requiring the combination or separation of leadership roles, and the Company’s governing documents do not mandate a particular structure.

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Director who presides over the non-management directors, and strong active independent directors. The CEO is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings and presides over meetings of the full Board. This structure reflects the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has led the Company as Chair since its split with Marriott International in 1993. His over 47 year career at the Company uniquely provides him with a perspective and wealth of knowledge that is invaluable to the Board.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Seven of nine of our directors nominees are considered independent within the meaning of the rules of the New York Stock Exchange. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company as well as matters concerning management, without any member of management present.

The Chair of our Nominating and Corporate Governance Committee, Robert M. Baylis, serves as our Lead Director. As such, he convenes and chairs all meetings of non-management directors in executive sessions on a quarterly basis and more, if needed, serves as the principal liaison between the non-employee directors and the CEO and Chairman, and serves as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described above under “Corporate Governance.” The position and role of the Lead Director is intended to expand lines of communication between the Board and members of management. It is not intended to reduce the free and open access and communications that each independent board member has with other board members and members of management.

At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

Under these standards, a director is not considered independent if, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an executive officer of the Company;

•	the director or an immediate family member is a partner at the Company’s internal or external auditors;

•	the director or an immediate family member was a partner or employee of the Company’s internal or external auditors and worked on the Company’s audit;

•	the director or an immediate family member is employed as an executive officer of another company when a present officer of the Company served on that company’s compensation committee;

•

the director or an immediate family member received, during any 12-month period, more than $120,000 in compensation from the Company, other than director or committee fees or deferred compensation (provided such deferred compensation is not contingent in any way on continued service);

•

the director or an immediate family member is an employee of a company that makes payments to or receives payments from the Company for property or services in excess of the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year; or

•

the director or an immediate family member is an executive officer, director, or trustee of a tax exempt organization to which the Company makes contributions in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

In addition, the Board also considers the following factors, among others, in making its independence determinations:

•	whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; and

•	whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation.”

Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that all of the director nominees other than Mr. Marriott and Mr. Walter are independent and recommended to the Board that Messrs. Baylis, Golden, Morse, Smith and Rakowich and Ms. Korologos and Ms. Bair have been determined to be independent. The Board approved the determination that seven of the Company’s nine director nominees are independent. Messrs. Marriott and Walter are not independent because they are Company employees.

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Reviews of certain areas are conducted by the relevant Committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives.

The chart below summarizes the primary areas of risk oversight for the Board and its committees.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual business plan, and strategic plan; major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; investments, acquisitions and divestitures; capital market and joint ventures; and senior management succession planning.

Audit Committee	Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes. Responsible for oversight of risks associated with financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.

Compensation Policy Committee	Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention, succession planning and employment related matters. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; review of the structure, membership and charters of the Board committees; review of compensation for independent directors; and oversight of the evaluation of the Board and management.

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its Committees and individual directors on the significant risks identified through this process and how they are being managed.

Political Contributions

The Company does not have a Political Action Committee nor does it make contributions to political parties or individual candidates. The Company does contribute to trade associations and organizations, such as the National Association of Real Estate Investment Trusts (NAREIT), the American Hotel & Lodging Association, U.S. Travel Association and Real Estate Round Table and has memberships with the Maryland Chamber of Commerce and DC Chamber of Commerce. The Company’s participation as a member of these various industry and trade groups comes with the understanding that we may not always agree with the positions of the larger organization and/or other members, and that we are committed to voicing our concerns as appropriate through our employees who may serve on the board and committees of these groups.

Meetings and Committees of the Board

The Board met six times in 2012. Each director attended at least 80% of the meetings of the Board and of the committees on which the director served. Under the Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the annual meeting in 2012. Under our Corporate Governance Guidelines, non-management directors meet in executive session without management and did so after each regularly scheduled Board meeting in 2012. Mr. Baylis, the Chair of the Nominating and Corporate Governance Committee and Lead Director, presided over the executive sessions of the non-management directors.

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. See How can I obtain copies of documents referenced in this proxy statement? Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

Committee	Current Members	Number of Meetings Held in 2012 and Committee Functions
Audit (1)	John B. Morse, Jr. (Chair) Walter C. Rakowich Gordon H. Smith

•    Number of meetings: Seven

•    Appoints and oversees the independent auditors;

•    Approves the scope of audits and other services to be performed by the independent and internal auditors;

•    Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•    Reviews the work and findings, if any, of the internal auditors;

•    Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•    Meets with the independent auditors, management representatives and internal auditors;

•    Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•    Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•    Reviews risk exposures and management policies.

(1)	Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and expertise requirements of the New York Stock Exchange. In addition, Mr. Morse and Mr. Rakowich are “audit committee financial experts” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

Committee	Current Members	Number of Meetings Held in 2012 and Committee Functions
Nominating and Corporate Governance	Robert M. Baylis (Chair) Ann McLaughlin Korologos John B. Morse, Jr. Gordon H. Smith

•    Number of meetings: Four

•    Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•    Oversees the annual evaluation of the Board, its committees and management;

•    Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Compensation Policy Committee of any modifications;

•    Reviews the composition of the Board and skills of directors and recommends nomination of Board members and addition of new members, as appropriate;

•    Ensures that the Board maintains its diversity;

•    Reviews policies and programs on matters of corporate responsibility and sustainability, including environmental, social and other matters; and

•    Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—     selection of committee chairs and committee assignments; and

—     implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

In addition, the Chair of the Nominating and Corporate Governance Committee is the Lead Director and presides at all executive sessions of independent directors, determines the agenda for such discussions, and serves as liaison between the independent directors and the Chairman and the Chief Executive Officer.

Committee	Current Members	Number of Meetings Held in 2012 and Committee Functions
Compensation Policy	Ann McLaughlin Korologos (Chair) Robert M. Baylis Walter C. Rakowich

•    Number of meetings: Four

•    Oversees compensation policies and plans for the Company’s employees;

•    Reflects the Company’s compensation philosophy in structuring compensation programs;

•    Approves the goals and objectives for compensation of all executive officers of the Company and approves compensation for other members of senior management;

•    Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•    Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•    Reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•    Reviews the Company’s succession plans relating to the CEO and other senior management and discusses with the full Board; and

•    Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. In October 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. Pay Governance assisted the Committee in the design, structure and implementation of the executive compensation program for 2012. They do not determine or recommend the exact amount or form of executive compensation for any executive officers. See “Compensation Discussion and Analysis - New 2012 Compensation Program.” Pay Governance reports directly to the Committee, and a representative of Pay Governance, when requested, attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee Chair or its members outside of meetings. Pay Governance does no other work for the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Compensation Policy Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns.

The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee, but did not do so in 2012. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Compensation Policy Committee oversees the compensation policies and plans for all employees. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. They do not vary by department or business operations. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the annual cash incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance goals that are derived from the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed quarterly with the Board and the strategic plan is addressed annually. The personal goals are drafted by each employee annually and approved by each manager with the intent that there is a common purpose and accountability throughout the Company. Performance measures for long-term incentives are personal goals, corporate goals, which are tied to the business plan and budget, and total stockholder return measures. Total compensation is capped throughout our compensation programs, and the Compensation Policy Committee reviews all senior management compensation and that of any employee earning more than $500,000 in annual target compensation, which would include salary, bonus and equity awards. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

Identification and Evaluation of Director Candidates

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board. The Committee considers director candidates suggested by members of the Committee, other directors and management. Starting in 2011, the Committee engaged the services of a third party search firm, Heidrick & Struggles, to assist in identifying and evaluating director candidates. The Committee will also consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary. The Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

The evaluation of director candidates involves several steps, not necessarily in any particular order. Preliminary interviews of director candidates may be conducted by the Chair of the Committee or, at his request, any other member of the Committee, the Chairman of the Board, or other directors. Background material pertaining to director candidates is distributed to the members of the Committee for their review. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and executive officers as determined by the Chair of the Committee. The results of these interviews are considered by the Committee in its deliberations.

There are certain minimum qualifications for Board membership that director candidates should possess, including strong values, high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee has adopted guidelines in its charter to be used in evaluating candidates in order to ensure a diverse and highly qualified Board. In addition to the characteristics mentioned above, the guidelines provide that the Committee may consider the following criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company. In addition, when considering new Board members, the Committee considers whether the candidate would qualify as an independent director under New York Stock Exchange rules and other applicable regulations.

The Board is also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, perspective, age, tenure, gender, and ethnicity. The Board is satisfied that the current nominees reflect an appropriate diversity of gender, race, age, professional background and experience but is committed to continuing to consider diversity issues in evaluating the composition of the Board.

This year, one new director who has not previously stood for election to the Board by the stockholders, Ms. Sheila C. Bair, is nominated for election to the Board of Directors. Ms. Bair was identified as a candidate by an existing Board member and elected to the Board effective October 31, 2012 on the recommendation of the Committee. Ms. Bair qualifies as an independent director under New York Stock Exchange rules.

DIRECTOR COMPENSATION

2012 Director Fees

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2012, we provided the following annual compensation to our independent directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Sheila C. Bair	$10,833	$52,500	$0	$63,333
Robert M. Baylis	102,500	90,000	36,213	228,713
Terence C. Golden	66,500	90,000	6,608	163,108
Ann McLaughlin Korologos	92,500	90,000	48,623	231,123
John B. Morse, Jr.	101,500	90,000	27,288	218,788
Walter C. Rakowich	71,000	90,000	51,647	212,647
Gordon H. Smith	86,500	90,000	28,517	205,017

(1)	Mr. Marriott, Chairman of the Board, and Mr. Walter, President and CEO, are not included in this table because they are employees of the Company and thus receive no compensation for services as directors. The compensation received by Mr. Marriott and Mr. Walter as employees is shown in “Executive Officer Compensation.”

(2)	Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and lead director, as described below.

(3)	Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $90,000. The annual stock awards are fully vested upon grant. Ms. Bair’s award was prorated based on her time of service.

(4)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Mr. Baylis, $21,384; Mr. Golden, $3,608; Ms. Korologos, $26,767; Mr. Morse, $15,772; Mr. Rakowich $29,981 and Mr. Smith $16,554.

•

Reimbursement for taxes associated with the value of the above benefit as follows: Mr. Baylis, $14,829; Mr. Golden, $3,000; Ms. Korologos, $21,856; Mr. Morse, $11,515; Mr. Rakowich $21,666 and Mr.  Smith $11,963.

Compensation Philosophy

Directors are compensated in cash and stock to align their interests with those of our stockholders. The components of director compensation are discussed below.

Cash Compensation

The Company provides non-employee directors the following cash compensation in addition to reimbursement of customary and usual travel expenses.

•	retainer of $65,000 per year;

•	$8,000 per year for membership on the Compensation Policy Committee or Nominating and Corporate Governance Committee;

•	$12,000 per year for membership on the Audit Committee;

•	$10,000 per year to the committee chair of the Compensation Policy Committee (Ms. Korologos) and the committee chair of the Nominating and Corporate Governance Committee (Mr. Baylis);

•	$15,000 per year to the committee chair of the Audit Committee (Mr. Morse); and

•	$10,000 per year to the Lead Independent Director (Mr. Baylis).

There are no fees paid for attendance at the 5 regularly scheduled Board meetings, however, non-employee directors receive $1,500 for attendance at any special meeting, of which there was one in 2012. Similarly, there are no fees paid for attendance at up to five meetings of the Nominating and Corporate Governance Committee and Compensation Policy Committee and up to seven meetings of the Audit Committee; however, non-employee directors receive $1,500 for attendance at any special committee meetings in excess of those amounts, of which there were none in 2012.

Stock Compensation—Annual Stock Award

Non-employee directors receive an annual director stock award under the Non-Employee Directors’ Deferred Stock Compensation Plan effective after election at the annual meeting. In 2012, the award equaled $90,000, with the number of shares determined based on the fair market value of the Company’s common stock on that date.

Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors will receive the annual stock award in fully-vested restricted stock, unless a director makes an election prior to the end of the year preceding the award to defer the award into stock units. Directors also elect at that time the date when the stock units would be payable, which is either upon termination of service from the Board in a lump sum or in annual installments up to 10 years, or in a lump sum payable the earlier of (i) termination of service or (ii) 3 or 5 years from the date of grant. All directors elected to defer the 2012 award into stock units. The closing price of our common stock on the annual meeting date of May 10, 2012 was $16.06, so each director received either 5,604 shares or, if they deferred, they were credited with 5,604 stock units. Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Stock Ownership Policy

Effective January 1, 2010, non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with these guidelines will be measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet these guidelines. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Walter, as employees, are subject to separate stock ownership guidelines applicable to corporate officers. All directors currently meet the stock ownership guidelines, except Ms. Bair, who joined in October 2012, and Mr. Rakowich, who joined in March 2012, each of whom have four more years to meet the guidelines.

Perquisites

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators, subject to an annual limit of $30,000. In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, directors had the option to receive such shares as a lump sum or in substantially equal annual installments over a period not to exceed 10 years. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Each director nominee stands for election every year. Each nominee has consented to serve if elected, but should any director nominee be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board, on the recommendation of the Nominating and Corporate Governance Committee, may decide to reduce the size of the Board and the number of nominees.

Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against”. As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must immediately tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

It is the responsibility of the Nominating and Corporate Governance Committee to identify, evaluate and recommend prospective director candidates for the Board, in accordance with the policy and procedures described in the Committee’s Charter and the Company’s Corporate Governance Guidelines. The Committee regularly reviews the composition of the Board in light of the Company’s changing requirements and its assessment of the Board’s performance. The Committee seeks to include a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. For more information on this process, see “Corporate Governance—Identification and Evaluation of Director Candidates.”

In assessing qualifications for nominees, the Committee expects all candidates to meet the qualifications described in the Committee’s Charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and the requisite time and ability to attend meetings and fully participate in the activities of the Board. The Committee believes that each of the nominees possesses these key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or government offices and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee also takes into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations. In addition to the above, the Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

Sheila C. Bair, 59	Director since 2012

Ms. Bair is the former Chair of the Federal Deposit Insurance Corporation, where she served in that capacity from 2006 to 2011. From 2002 to 2006 she was the Dean’s Professor of Financial Regulatory Policy for the Isenberg School of Management at the University of Massachusetts-Amherst. She also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury (2001 to 2002), Senior Vice President for Government Relations of the New York Stock Exchange (1995 to 2000), Commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on financial policy issues as a senior advisor to the Pew Charitable Trusts and as chair of the Systemic Risk Council, a public interest group which monitors progress on the implementation of financial reforms. She is also an accomplished author and has written several books on financial issues, including educational writings on money and finance for children. She also serves on the boards of the Atlantic Council and Holton-Arms School for Girls.

Qualifications: Ms. Bair has extensive expertise in banking and finance as a result of her services as Chair of the FDIC. She is also a recognized leader and author on financial policy issues. Ms. Bair also brings to the Board extensive government and regulatory experience both from her service at the FDIC as well as prior service in senior positions at the NYSE, CFTC and the U.S. Department of the Treasury.

Robert M. Baylis, 74	Director since 1996

Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. He is a trustee and the Chairman of the Executive Committee of the Rubin Museum of Art in New York City, a trustee and the Chairman of the Audit Committee of the Woods Hole Oceanographic Institution and is an overseer of the University of Pennsylvania Museum of Archaeology and Anthropology. He previously was Chairman of the Board of Gildan Activewear, Inc., and served on the boards of Covance, Inc., New York Life Insurance Company, Gryphon Holdings, Inc. and PartnerRe Ltd.

Qualifications: Mr. Baylis is a chartered financial analyst with extensive investment banking experience through his service at CS First Boston in various senior management positions. Mr. Baylis brings a strong understanding of finance, capital markets and accounting and controls to the Board. His experience as the non-executive chairman of a large public company and service on a variety of public company and non-profit boards makes him highly qualified to provide independent leadership to our Board and he serves as our Lead Director.

Terence C. Golden, 68	Director since 1995

Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation. He is a director of Pepco Holdings, Inc., a member of the Federal City Council and chairman of KIPP-DC. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, as a member of the G2 Satellite Solutions Advisory Committee, a trustee of the Washington Real Estate Investment Trust and was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Qualifications: Mr. Golden brings extensive experience in real estate, hospitality and construction through service in senior management positions at The Oliver Carr Company and Trammell Crow Residential Companies, as well as his service as our Chief Executive Officer for five years. Mr. Golden is an experienced business leader and brings knowledge and experience of operations, finance, and other aspects of our industry and business to the Board.

Ann McLaughlin Korologos, 71	Director since 1993

Ms. Korologos served as the Chair of the Board of Trustees of the RAND Corporation, an international public policy research organization from April 2004 to April 2009. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of Kellogg Company, Harman International Industries, Inc., and Vulcan Materials Company. She previously served on the boards of Microsoft Corporation and Fannie Mae. While Ms. Korologos is also a director of AMR Corporation (and its subsidiary, American Airlines), she will be retiring from the board of AMR Corporation and American Airlines when the transaction with U.S. Airways Group, Inc. is consummated, which is expected to occur in the third quarter of 2013.

Qualifications: Ms. Korologos has extensive experience with the Company, serving as a director since 1993. She also has significant experience as a director of large, diversified, global public companies and brings recognized expertise and leadership in the oversight of public companies (including specific experience in compensation, audit, diversity, governance, and social responsibility oversight) to the Board. Through her high level U.S. Government experience, she also provides knowledge of labor issues, international affairs and expertise in providing leadership to complex business organizations.

Richard E. Marriott, 74	Director since 1979
Chairman of the Board

Mr. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation and the Polynesian Cultural Center. He is the Chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the Board of Marriott International, Inc. and is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Qualifications: Mr. Marriott has a comprehensive knowledge of the Company and provides unique perspective and insight into the hospitality industry based on a 47 year history with the Company and Marriott International. During his tenure, Mr. Marriott has served in various executive capacities, was elected to the Board of Directors in 1979, and has served as our Chairman since 1993. Mr. Marriott has a long history of successful management of the Company.

John B. Morse, Jr., 66	Director since 2003

Mr. Morse served as Vice President, Finance and Chief Financial Officer of The Washington Post Company from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. Mr. Morse is a Director of AES Corporation, where he is on the financial investment committee and the financial audit committee, and HSN, Inc., where he is chairman of the audit committee and a member of the compensation committee. He is also a trustee of the College Foundation of the University of Virginia.

Qualifications: Mr. Morse brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the CFO of The Washington Post Company, his years as a partner at PricewaterhouseCoopers and his service as a member of the audit committees of other public company boards.

Walter C. Rakowich, 55	Director since 2012

Mr. Rakowich is the retired chief executive officer of Prologis, where he also served as a director of its board upon completion of the merger with AMB Property Corporation in 2011, and prior to that merger, as a trustee of the board since 2004. At Prologis, Mr. Rakowich served as co-chief executive officer from June 2011 to December 2012; chief executive officer from November 2008 to June 2011; president and chief operating officer from 2005 to 2008, and was a managing director and chief financial officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company, where he worked for nine years; before that he was a senior audit and tax consultant for PriceWaterhouse.

Qualifications: Mr. Rakowich brings to the Board significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts. From 1998 to 2012, Mr. Rakowich served, over time, as chief financial officer, chief operating officer and chief executive officer of Prologis, a real estate investment trust focused on industrial real estate with extensive international operations. Mr. Rakowich provides valuable experience to the Board on issues facing the Company as it expands its international presence. In addition, Mr. Rakowich brings his extensive experience in accounting through his years working for PriceWaterhouse and he serves on our Audit Committee.

Gordon H. Smith, 60	Director since 2009

Senator Smith is President and CEO of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Qualifications: Senator Smith contributes to the mix of experience and qualifications the Board seeks to maintain through his high-level U.S. government experience and leadership as a United States Senator, and through his knowledge of public policy, international affairs and trade and law. In addition, Senator Smith also brings to the Board significant business experience and knowledge of finance and accounting obtained through his management of Smith Frozen Foods, a leading producer of frozen foods.

W. Edward Walter, 57	Director since 2007
President and Chief Executive Officer

Mr. Walter is our President and Chief Executive Officer. He joined our Company in 1996 as Senior Vice President for Acquisitions, and has since held a variety of positions, including Chief Operating Officer and Chief Financial Officer. He became our President and Chief Executive Officer in October 2007. Prior to joining our Company, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation. He serves on the Board of Directors of AvalonBay Communities, Inc. where he is a member of the audit committee and chairman of the investment and finance committee. He is also on the board of the Friendship Public Charter School, the largest charter school system in the District of Columbia, serves as Chairman of the Board of the National Kidney Foundation, and serves as Chair of the Executive Board of the National Association of Real Estate Investment Trusts.

Qualifications: Mr. Walter has significant experience in finance, capital markets, real estate and the hospitality industry. He has extensive knowledge of the Company as a member of senior management for over 16 years, serving in various roles within the Company, including acquisitions, finance, and culminating in his current service as Chief Executive Officer. Mr. Walter also brings an understanding of construction, law and financial reporting and compliance aspects of our industry and business.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2013. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2013.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors of Host Hotels & Resorts, Inc. (the “Company”) for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accountants, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accountants. In this context, the Audit Committee has:

•

reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2012, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•

discussed with the Company’s internal and independent registered public accountants the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls and financial reporting, and the overall quality of the Company’s financial reporting;

•	discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, Communication with Audit Committees;

•

received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2012. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 25, 2013.

The Audit Committee

JOHN B. MORSE, JR., CHAIR

GORDON H. SMITH

WALTER C. RAKOWICH

AUDITOR FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2012 and 2011:

	2012	2011
Audit fees (annual financial statements, review of quarterly financial statements and audit of internal controls over financial reporting)	$3,832,000	$3,578,000
Audit-related fees (1)	17,000	19,000
All other fees	—	—

Total Fees	$3,849,000	$3,597,000

(1)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan.

The Audit Committee concluded that the provision of these audit-related services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2012 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. The Audit Committee has pre-approved certain services (and corresponding cost levels) in conjunction with Committee meetings, typically conducted in February of each year. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and the Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation programs and practices, and the decisions that the Compensation Policy Committee of the Board of Directors (the “Compensation Committee”) has made under the program. The CD&A focuses on our named executive officers for 2012, who were:

W. Edward Walter	President and Chief Executive Officer
Minaz B. Abji	Executive Vice President, Asset Management
Larry K. Harvey	Executive Vice President, Chief Financial Officer
Gregory J. Larson	Executive Vice President, Corporate Strategy
Elizabeth A. Abdoo	Executive Vice President, General Counsel & Secretary

2012 COMPANY PERFORMANCE HIGHLIGHTS

In 2012, we overcame significant headwinds caused by financial and political difficulties in the United States and globally to achieve our third year in a row of increased revenues. Some of the highlights for 2012 include:

•	Total revenue increased 7.4% to approximately $5.3 billion for 2012 driven by comparable hotel RevPAR growth of 5.5% as well as the operations of the 11 hotels that we acquired in 2012 and 2011.

•	Net income for the year was $63 million, while diluted earnings per common share was $.08 for the year.

•	Funds from operation per diluted share increased 16.9% to $1.04 and adjusted funds from operations per diluted share (“Adjusted FFO”) increased 19.6% to $1.10.

•

We acquired the Grand Hyatt Washington for approximately $400 million and globally we continued to invest through our joint ventures, acquiring properties valued at nearly $700 million in France, Germany, The Netherlands and Australia.

•

We entered into a joint venture agreement with Hyatt Residential Group to develop, sell and operate a 131-unit vacation ownership project on vacant land we owned adjacent to our Hyatt Regency Maui Resort & Spa on Kaanapali Beach.

•

We completed the sale of four properties in 2012 and early 2013 for proceeds of $445 million, taking advantage of market conditions to rebalance investments in our portfolio and provide capital to fund future acquisitions and for the repayment of debt.

•

We invested $272 million in redevelopment and return-on-investment capital projects that are intended to increase the profitability of our properties. These projects include the recently re-branded Westin New York Grand Central, whose conversion included the complete renovation of 774 guestrooms, the ballroom and meeting space, fitness center, lobby and public areas, as well as the development of a new bar and restaurant.

•	For the first time in our history we achieved an investment grade rating for our senior debt in February 2013, as a result of our diligent pursuit of a strong balance sheet.

•	We declared nearly $220 million in dividends, or $.30 per share in 2012, more than doubling the prior year amount.

For more complete information about our 2012 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders. Adjusted FFO used by the Compensation Committee as a performance measure is the same measure the Company reports as a non-GAAP supplemental measure of operating performance in its earnings releases, financial presentations and SEC filings. For more information on this measure and a reconciliation to the comparable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Net Income (Loss) Available to Common Stockholders to NAREIT and Adjusted Funds From Operations per Diluted Share” on page 87.

RESULTS OF 2012 ADVISORY VOTE

At our 2012 annual meeting of stockholders, over 99% of the votes cast were in support of our executive compensation program. The Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ support of its decisions. The Compensation Committee will continue to consider the results from this year’s and future advisory votes to approve executive compensation.

NEW 2012 COMPENSATION PROGRAM

As our three-year executive compensation program for 2009-2011 ended, the Compensation Committee approved a new one year compensation program for 2012, which follows a philosophy that has been in place for over a decade:

•	To foster a strong relationship between stockholder interests and executive compensation;

•	To provide annual and long-term incentives that emphasize performance-based compensation; and

•	To provide overall levels of compensation that attract and retain talented executives.

Elements. The new compensation program retains the three key elements, base salary, annual cash incentive, and long-term incentives. Importantly, it also:

•	Recognizes the need for flexibility to modify our compensation levels and program design as appropriate on an annual basis in response to annual feedback from our stockholders.

•	Seeks to enhance the alignment between stockholder results and our executive incentives.

•	Emphasizes variable pay tied to performance, with the majority of the opportunity based on long-term incentive compensation, and includes;

•	An annual incentive award that is based on the achievement of financial measures and objective individual performance goals; and

•

A long-term incentive program delivered through a mix of restricted stock and stock options where the restricted stock comprises 90% of the target opportunity and is 100% performance-based, and stock options deliver 10% of the target opportunity. Multiple measures of corporate performance are incorporated in the long-term incentive program, including:

•	Corporate financial, operating and strategic objectives that are expected to drive future value creation opportunities;

•	Individual performance objectives approved by the Compensation Committee that are aligned with our operating and strategic objectives; and

•	Relative total stockholder return measures (“TSR”) that compare the Company to multiple indices reflecting the Company’s competitors for investment capital.

Best Practices. The compensation program retains all of our prior best practices:

•	Compensation Committee comprised solely of independent directors;

•	An independent compensation consultant retained exclusively by the Committee and which has no ties to the Company;

•	Stock ownership guidelines and stock retention policy for all senior management;

•	Stock ownership guidelines for directors;

•	Regular reviews of our compensation and relative TSR peer groups and indices;

•	Regular briefings from the independent consultant regarding key trends;

•	An annual review of the performance of the chief executive officer;

•	Prohibitions on pledging, hedging and short sales of Company securities;

•	No employment contracts with the named executive officers;

•	No individual change in control agreements;

•	Double-trigger for any change in control payments under the severance plan;

•	No tax gross up on change in control payments or severance payments;

•	No pension plans or SERPs;

•	No dividends paid on unvested restricted stock awards unless the awards actually vest;

•	No counting of performance vesting restricted stock toward our stock ownership guidelines;

•	Sale restrictions on vested awards under our long-term incentive plan;

•	A policy authorizing recoupment of compensation that results from a misstatement of financial results; and,

•	Modest perquisites.

Target Compensation. The Compensation Committee established total direct target compensation for executives in January 2012 at the inception of the program. Total target direct compensation consists of salary, annual cash incentives and restricted stock and option awards. It does not encompass other benefits.

2012 Target Direct Compensation

	Salary	Annual Cash Incentive	Long-Term Incentives (1)	Total Target Compensation

Mr. Walter	$825,000	$1,237,500	$3,237,500	$5,300,000
Mr. Abji	475,000	475,000	1,300,000	2,250,000
Mr. Harvey	400,000	400,000	1,050,000	1,850,000
Mr. Larson	400,000	400,000	950,000	1,750,000
Ms. Abdoo	425,000	425,000	850,000	1,700,000

(1)

This reflects the “target” level value of long-term incentives. These are equity-based awards, and 90% of the target value shown is in the form of performance vesting restricted stock and the remaining 10% is in the form of stock options. The Compensation Committee determines the value. The number of shares of restricted stock is determined by dividing the value by the average of the high and low price of the

Company’s common stock on the New York Stock Exchange for the 60 calendar days preceding December 31, 2011, which was $13.98. The Compensation Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility. Stock options are valued using the binomial method.

The Compensation Committee’s decisions were informed with the assistance of its independent consultant, Pay Governance. In 2011 the Committee requested PayGovernance to review compensation and assist the Committee in the design of the 2012 program. For the compensation review, PayGovernance utilized data from three sources. These were (1) proxy pay data reported in the most recent proxy filings for 21 companies, (2) general industry data of companies for non-real estate specific functions, size adjusted based on revenue size, and (3) NAREIT survey data. The proxy group was chosen because it reflected current proxy data from the real estate or hospitality industry or companies of comparable size and, in many instances, with a global portfolio. It also reflected companies against which the Company competes directly for talent and investment capital. The general industry database was chosen because it presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 index. While the Committee reviewed compensation information derived from the general industry group, the Committee did not see the identity of any of the surveyed companies. The proxy group from which the data were aggregated consisted of:

Apartment Investment & Management Company

AvalonBay Communities, Inc.

Boston Properties, Inc.

Brookfield Office Properties Inc.

DDR Corp.

Duke Realty Corporation

Equity Residential

General Growth Properties, Inc.

HCP, Inc.

Health Care REIT, Inc.

Hyatt Hotels Corporation

Kimco Realty Corporation

The Macerich Company

Marriott International, Inc.

Prologis, Inc.

Public Storage

Simon Property Group, Inc.

SL Green Realty Corp.

Starwood Hotels & Resorts Worldwide, Inc.

Ventas, Inc.

Vornado Realty Trust

The Compensation Committee reviewed aggregated compensation data in the 25th, 50th, and 75th percentiles for the total data. The Compensation Committee did not adhere to targeting overall compensation to a certain percentile, or a range of percentiles, in a peer group. This was because each peer group has limitations, including not reflecting the experience of a person in a particular position, past performance, and elements of responsibility. The Committee, instead, used the collective data, in consultation with Pay Governance, to inform itself of the current levels of compensation in the market, and considered other factors, such as the credentials, length of service, experience, scope of responsibility, and prior performance of each individual as well as internal equity considerations among the senior management team. For example, in considering salary increases, the Committee reviewed the individual executive’s role, contribution to the management team, performance, and progression in each role as well as comparisons of compensation to the external market. The Compensation Committee also consulted Mr. Walter and discussed its recommendations for senior management with him. Mr. Walter was not involved in any discussions or determinations of his compensation. The Committee reviewed its determinations for all executives and Mr. Walter with the independent directors of the Board in executive session. The Compensation Committee did not adopt a specific formula in determining the mix of compensation but emphasized a program with a majority of the total opportunity based on variable long-term incentives.

2012 COMPENSATION RESULTS

Realized Pay. The table below, which supplements the Summary Compensation Table that appears on page 46, shows the compensation realized for 2012 by each named executive officer. Our compensation program allows the named executive officers to earn compensation (except salary) at “threshold”, “target” and “high” levels based on performance. In 2012 the overall compensation results are generally at “target” because overall we generally achieved a “target” level of performance. As such, the Compensation Committee believes that the program functioned as designed with pay tied to performance. As we describe later in this CD&A, key performance results were:

•

We exceeded “target” performance under our annual cash incentive plan because we outperformed on our annual financial metrics with results between “target” and “high”. This is reflected in the table under “Non- Equity Plan Compensation”.

•	We did not achieve “target” on our TSR performance, which is reflected in the amounts under the “Stock Awards”. The Company’s performance on TSR has the greatest impact on executives’ compensation.

2012 Realized Pay Table

Name	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (1)	Total Compensation Realized

W. Edward Walter	$825,000	$2,703,911	—	$1,808,318	$118,482	$5,455,711

Minaz B. Abji	475,000	1,065,457	—	685,853	84,263	2,310,573

Larry K. Harvey	400,000	874,585	—	583,560	51,363	1,909,508

Gregory J. Larson	400,000	786,022	—	581,080	50,470	1,817,572

Elizabeth A. Abdoo	425,000	713,631	—	623,220	44,227	1,806,078

(1)	Amounts shown equal the amounts reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table.

(2)	Amounts shown represent the value of the annual restricted stock awards that vested for performance year 2012. It excludes shares that were forfeited. The value is calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the vesting date of February 6, 2013, which was $16.52.

(3)	The supplemental table does not include value attributable to stock option awards because as of their vesting date, December 31, 2012, the stock price of $15.67 per share was below the exercise price of the options of $16.23 per share.

The difference between this supplemental table and the Summary Compensation Table presented on page 46 is primarily the method used to value stock awards and option awards. The Realized Pay Table above values the stock awards using the closing price of our common stock on the release date (February 6, 2013), which was $16.52, multiplied by the actual shares earned. The Realized Pay Table assigned no value to the option awards as of December 31, 2012 (their vesting date) as the stock price on that date of $15.67 per share was below the exercise price of the options of $16.23 per share. The amounts shown in the Summary Compensation Table for 2012 for stock awards reflect the grant date fair value of stock awards at the time the stock awards were deemed to be granted for accounting purposes, which is the date on which the performance criteria was established (January 20, 2012) and for option awards reflects the grant date fair value of the options on the date of grant (January 20, 2012). For a detailed description of the grant date fair value of the stock awards and option awards, please see footnote 2 to the Summary Compensation Table for 2012.

It should be noted that there is no assurance that the named executive officers would actually realize the value attributed to these stock awards even in this supplemental table, since the ultimate value of the stock awards will depend on when the released shares are sold. This table is not a substitute for the Summary Compensation Table and is intended to provide additional information that the Company believes is useful in facilitating an understanding of 2012 realized compensation amounts to executive officers.

Salary.

Base salary is set at an annual rate, and represents between 16% and 25% of the named executive officers’ total target compensation under the 2012 program. Salaries and increases for 2012 were:

Name	Salary 2012	Salary 2011	Increase %
Mr. Walter	$825,000	$772,500	7%
Mr. Abji	475,000	442,900	7%
Mr. Harvey	400,000	360,500	11%
Mr. Larson	400,000	360,500	11%
Ms. Abdoo	425,000	399,125	6%

Salary increases for 2012 were determined based on the compensation review performed by Pay Governance and the considerations described above under “—Target Compensation.”

Annual Cash Incentive.

All employees participate in the annual cash incentive program. Any awards earned are based on the Company’s performance on (1) two annual financial metrics, Adjusted FFO, and Return on Invested Capital (“ROIC”, defined below), and (2) performance on individual objectives. For the named executive officers, the cash incentive is weighted based 80% on the financial performance measures and 20% on the performance on individual objectives. Adjusted FFO accounts for 70% of the total target financial metric and ROIC accounts for 30% of the total target financial metric.

The financial performance measures of Adjusted FFO and ROIC are key metrics for the Company and the most significant portion of executives’ cash bonus is tied to the Company’s annual financial performance. FFO per diluted share is the predominant measure of operating performance used by real estate investment trusts and the Company uses the measure in accordance with National Association of Real Estate Investment Trusts guidelines as a supplemental measure of operating performance in its earnings releases and financial presentations. ROIC provides an emphasis on investing capital effectively. In the cyclical real estate / hospitality market, this focus on using capital effectively enhances the opportunity for longer term stability and growth. The formal, objective performance goals for senior management create line of sight and motivate behaviors that support the Company’s annual business plan and long-term strategy. The individual performance goals represent the smallest component of the named executive officers’ annual incentive award opportunity, reflecting the Committee’s continued belief that the incentive emphasis for senior executives should be primarily on Company performance.

The target annual cash incentive represents 22%-25% of the named executive officers’ total target compensation under the 2012 program. The total amount that a named executive officer may earn depends on: (1) salary, because the award is calculated and paid as a percentage of annual salary, (2) the level of performance achieved on Adjusted FFO and ROIC, and (3) the level of performance achieved on individual goals. Performance levels are set at “threshold”, “target” and “high” and results are interpolated between these levels. There is no bonus if performance is “below threshold”, and bonuses are capped at the “high” level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer in 2012.

Name	Salary	Target as % of Salary	Target Annual Incentive

Mr. Walter	$825,000	150%	$1,237,000
Mr. Abji	475,000	100	475,000
Mr. Harvey	400,000	100	400,000
Mr. Larson	400,000	100	400,000
Ms. Abdoo	425,000	100	425,000

2012 Results on Financial Measures. The “threshold”, “target” and “high” goals for Adjusted FFO and ROIC were established in February 2012 by the Compensation Committee based on, and subject to review and approval of, the Company’s 2012 business plan and budget by the Board of Directors. The chart below shows these measures and the Company’s actual results for 2012, which were determined by the Compensation Committee in February 2013.

	Threshold	Target	High	2012 Actual Results
Adjusted FFO per share	$0.85	$1.00	$1.15	$1.10 (Above Target)
ROIC (1)	6.92%	8.14%	9.36%	8.46% (Above Target)

(1)	ROIC is calculated as property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, which are typically 5% of gross revenues.

Based on these results, the named executive officers received the following:

Name	Actual FFO Award	FFO Award as a % of Target	ROIC Award	ROIC Award as a % of Target
Mr. Walter	$1,155,000	166.7%	$374,880	126.3%
Mr. Abji	443,365	166.7%	143,925	126.3%
Mr. Harvey	373,360	166.7%	121,200	126.3%
Mr. Larson	373,360	166.7%	121,200	126.3%
Ms. Abdoo	396,695	166.7%	128,775	126.3%

2012 Results on Individual Performance Goals. The performance goals for each named executive officer were reviewed and approved by the Compensation Committee at its January 2012 meeting. Executive officers drafted performance goals based on the budget and business plan of the Company for the year, and the Company’s long-term strategy and objectives. Goals are reviewed by Mr. Walter, who drafts his own, in consultation with the Compensation Committee. Since they are tied to the Company’s plans and strategy, the goals are designed to be attainable at a “target” level. The Compensation Committee also conducted a mid-year review of the personal goals at its July meeting to ensure that they were still appropriate. At its meeting in February 2013, the Compensation Committee discussed each executive’s performance. Its assessments of the named executive officers, other than Mr. Walter, were based, in part, on Mr. Walter’s judgment and recommendations and on each executive’s written assessment of his or her performance. Mr. Walter also wrote an assessment of his own performance for the Committee’s consideration. The Committee discussed Mr. Walter’s performance, each of the other named executive officer’s performance and its recommendations with the independent directors in an executive session.

A summary of the objectives and achievements for the named executive officers is below:

	Goals	Achievements

Mr. Walter	Review and oversee strategic planning process	Target 9%, Actual 9% Updated our review of the global strategic market, and review of the performance of larger hotels. Outlined future opportunities for investment.

	Drive operational planning analysis and execution	Target 7.25%, Actual 11.25% Plan presented which summarized broad goals established for the Company and specific plans to achieve the goals.

	Identify potential joint venture partners	Target 4.5%, Actual 2.25% Reduced investment activity made this objective less important this year but discussions are ongoing with parties.

Develop bench strength Growth/leadership

Target 4.5%, Actual 4.5% Implemented development strategies for the senior executives as well as rising members in management.

Target 4.5%, Actual 6.75% Actively engaged in industry leadership opportunities through NAREIT and in community and charitable organizations.

Total: Target 30%, Actual 33.75%

Mr. Abji	Accomplish domestic operating objectives	Target 6.0%, Actual 6.0% Achieved the budget for RevPAR and margin growth, exceeded targets for market share for hotels and booking pace, identified savings of productivity and food costs with operators.

	Accomplish international operating objectives	Target 4.0%, Actual 4.0% European portfolio exceeded budget targets for RevPAR and margins, Asian portfolio exceeded targeted margins but missed RevPAR target. Achieved targets on booking and market share. Reopened Ibis Christchurch on schedule and budget.

	Develop plan to accelerate performance recovery Evaluate internet marketing technologies	Target 4.0%, Actual 4.0% Outlined initiatives to improve revenues and margins by brand. Target 3.0%, Actual 4.50% Developed ecommerce benchmarking study.

	Goals	Achievements

	Implement food and beverage strategy	Target 3.0%, Actual 2.25% Created benchmarking for restaurants and bars by type, region and brand, improved restaurant and bar profitability. Total: Target 20%, Actual 20.75%

Mr. Harvey	Implement finance plan	Target 7.0%, Actual 10.5% Led significant capital raising activities, including $500 million term loan, bond deals totaling $800 million, establishment of fourth ATM program. Improved balance sheet.

	Broaden international financing relationships	Target 5.0%, Actual 5.0% Sourced financing for European acquisition of 5 assets, leveraged relationship with US lender to refinance another European asset.

	Enhance structure to analyze ROI/redevelopments	Target 3.0%, Actual 3.0% Enhancements to allow for tracking the performance of all major ROI and redevelopment projects working with asset management, construction and feasibility groups.

	Develop plan to accelerate performance recovery	Target 5.0%, Actual 3.75% Progress made on identifying specific areas for improvement, implementation of initiatives ongoing. Total: Target 20%, Actual 22.25%

Mr. Larson	Implement asset sale program	Target 10.0%, Actual 10.0% Completed sales of just under $400 million including objective of reducing exposure in one market through the sale of a large asset.

	Transition daily investor relations activities	Target 4.0%, Actual 6.0% Promoted, mentored and transitioned responsibilities.

Develop and implement strategy for JV relationships Resolve issues on certain assets

Target 3.0%, Actual 3.0% Continued to pursue discussions with potential partners.

Target 3.0%, Actual 2.63% Formalized plans with respect to resolving the issues on several assets with the process continuing.

Total: Target 20%, Actual 21.63%

Ms. Abdoo	Transaction support	Target 6.0%, Actual 6.0% Support provided to Treasury for financing, acquisitions, and dispositions to implement business plan.

	Oversee and resolve litigation	Target 6.0%, Actual 9.0% Oversaw appellate process on key litigation matter and worked with outside counsel on pending cases with the Company as plaintiff, continued education process to mitigate future claims.

Goals	Achievements

Coordinate regulatory and legislative matters Expand compliance initiatives

Target 4.0%, Actual 4.0% Centralized communications from operators, counsel and third parties on issues.

Target 4.0%, Actual 4.0% Assist Asia Pacific JV and new international offices in compliance training and development and implementation of compliance procedures.

Total: Target 20%, Actual 23%

Based on the Compensation Committee’s review, the named executive officers received the following cash incentive based on their personal performance objectives:

Name	Individual Performance Award	Award as % of Target
Mr. Walter	$278,438	112.50%
Mr. Abji	98,563	103.75%
Mr. Harvey	89,000	111.25%
Mr. Larson	86,520	108.15%
Ms. Abdoo	97,750	115.00%

Summary of Annual Cash Incentive. The chart below summarizes all the components of the annual incentive cash award for 2012 under each of the metrics.

Name	Target as % of Salary	Target Bonus	Results 2012 Annual Incentive
			FFO Award	ROIC Award	Individual Performance	Total Bonus
Mr. Walter	150%	$1,237,500	$1,155,000	$374,880	$278,438	$1,808,318

Mr. Abji	100	475,000	443,365	143,925	98,563	685,853

Mr. Harvey	100	400,000	373,360	121,200	89,000	583,560

Mr. Larson	100	400,000	373,360	121,200	86,520	581,080

Ms. Abdoo	100	425,000	396,695	128,775	97,750	623,220

Long-Term Incentives.

The long-term incentives are equity-based awards and provide 90% of the target value in the form of performance vesting restricted stock and the remaining 10% in the form of stock options. In combination, these awards represent the largest component of the named executive officers’ total target compensation, representing between 50% and 61% in 2012. Dividends accrue on unvested shares, but are paid only when, and if, the restrictions on the awards lapse, that is, the shares vest based on performance and are released.

All of our long-term incentive compensation is performance-based. Performance shares vest based on relative TSR, corporate, and individual performance. These measures provide a link to stockholder value, with recognition of the other companies that Host may be competing against for capital. Stock options provide a link to absolute stockholder value creation through a sole focus on stock price appreciation.

Restricted Stock. We modified our long-term incentive program in 2012 to provide an annual award of performance based restricted stock at the beginning of each year, a departure from our historical practice of upfront three-year grants, to better regularly incorporate stockholder feedback. Further, to remain consistent with our desire to maintain strong alignment with stockholder results, we grant the maximum number of shares that an executive may earn over the performance period.

In this structure, if our high performance goals are not achieved, the executive forfeits the right to earn those shares. We believe this approach better communicates the “loss” an executive incurs in his/her earning opportunity if our goals are not achieved.

All awards of restricted stock vest based on performance on corporate and individual objectives and on TSR measures. The program design uses a three-year performance period for TSR. However, to facilitate our transition from our historical three-year program to the annual grant program in 2012, we phased in the timing of the TSR performance measurement periods. The grant for 2012 vests based on one-year (2012) relative TSR performance, the 2013 grant will vest based on two-year (2012-2013) cumulative relative TSR performance, and the subsequent grant will vest based on three-year (2012-2014) cumulative relative TSR performance.

The vesting of the restricted shares awarded in 2012 was dependent upon:

•	Performance against goals approved by the Compensation Committee at the outset of the year:

•	Individual objectives (16.67%); and

•	Corporate operating objectives (33.3%).

•	Achievement of relative TSR – The Company’s TSR performance against three indices from January 1, 2012 through December 31, 2102:

•	Companies comprising the NAREIT Equity Index, of which the Company is a constituent (16.67%);

•	The S&P 500 Index, of which the Company is a constituent (16.67%); and

•	Select hospitality companies that serve as relevant industry/asset-specific competitors for capital “Lodging Index” (16.67%).

Achievement levels are set for “threshold” at which 25% of shares may be earned, “target”, at which 50% of the shares may be earned and “high” performance, at which all shares are earned. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

2012 Results on Individual Performance and Corporate Performance Objectives. Individual goals represent 16.67% of the target stock award and the results were consistent with those described above under “Annual Cash Incentive”.

The chart below shows for each named executive officer, the total shares that were eligible to be earned for individual performance, the “target” level of shares, the actual shares earned and the shares forfeited by each named executive officer.

	Individual Performance Shares
	Shares Granted (High)	Shares Granted (Target)	Shares Earned	Shares Forfeited
Mr. Walter	69,474	34,737	39,092	30,382
Mr. Abji	27,897	13,949	14,468	13,429
Mr. Harvey	22,532	11,266	12,537	9,995
Mr. Larson	20,386	10,193	11,025	9,361
Ms. Abdoo	18,240	9,120	10,488	7,752

Corporate objectives represent 33.3% of the target stock award.

These goals were set at the beginning of 2012 and were selected for their emphasis on encouraging the behaviors and results that the Company believes will ultimately drive long-term stockholder value creation and preservation.

Summarized below is an assessment of our Company’s performance against the corporate level objectives established for 2012, the indicated the level of achievement, plus the appropriate percentage award.

	Corporate Objectives
Objective	Weighting	Target %	Achieved
Operations	25%	8.3%	12.5%
Redevelopments	10%	3.3%	3.3%
Investments	25%	8.3%	6.2%
Dispositions	20%	6.7%	6.7%
Finance	20%	6.7%	10.0%
Total	100%	33.3%	38.7%

•

On operations, overall operating performance exceeded the Company’s budget expectations. RevPAR growth exceeded target, even with the negative effects of Superstorm Sandy. Despite a heavy capital improvement plan, the portfolio RevPAR increases were generally in line with the industry and upper upscale segments. In addition, strategies were developed and implemented to accelerate the recovery in the performance of the portfolio. This included improving room revenue growth and improving food and beverage performance through enhancing the performance of outlets and lounges and reducing food costs as a percentage of food revenues.

•

The operating performance on redevelopment projects exceeded expectations based on targeted and actual construction costs and results. It fell short of expectations at one project, the Westin Grand Central (formerly known as the Helmsley Hotel), primarily due to the addition of a major ROI project to the program (relocation of the bar and restaurant and conversion of former restaurant into meeting space), which disrupted the lobby for an additional four months and delayed the transition to the Westin name.

•

Investments were generally less than anticipated as fewer assets that met our criteria came to market, and competition for attractive hotels tended to be strong, pushing pricing to uncomfortable levels. We met or exceeded our goals in two of the four regions (Brazil and Europe), and fell short in the United States and Asia. Overall, we fell short of target on this objective.

•

Our dispositions fell slightly short of our expectations, however, there was significant progress with sale of the Atlanta Marriott Marquis which closed in early 2013, which meaningfully decreased the concentration in the Atlanta market – a long identified goal. In addition, the disposition group, together with legal, construction, asset management, tax, accounting and feasibility, brought additional rigor to the sale process enhancing the ability of the Company to favorably affect purchase price and minimize delays which develop during the marketing process.

•

The finance plan exceeded expectations. Low interest rates allowed for aggressive refinancing of the balance sheet at historically low costs. The net result of financing activities was to decrease our weighted average interest rate to 5.5%, and increase our year-end average debt maturity to 5.1 years. We also increased the percentage of our debt that was floating rate from 10% to over 22% by taking advantage of an attractive term loan market, and employing secured debt. Finally, the work and focus on the balance sheet allowed the Company to achieve an investment grade rating for its senior notes in early 2013.

The chart below shows for each named executive officer, the total shares that were eligible to be earned on corporate objectives, the “target” level of shares, the actual shares earned and the shares forfeited by each named executive officer.

	Corporate Performance Shares
	Shares Granted (High)	Shares Granted (Target)	Shares Earned	Shares Forfeited
Mr. Walter	138,949	69,475	80,672	58,277
Mr. Abji	55,794	27,897	32,394	23,400
Mr. Harvey	45,065	22,533	26,161	18,904
Mr. Larson	40,774	20,387	23,672	17,102
Ms. Abdoo	36,482	18,241	21,180	15,302

2012 Results on Relative TSR Measures. The Company’s TSR was compared to the three market references for the period January 1, 2012 through December 31, 2012. Shares vested based on the performance of the Company’s relative TSR (measured as a percentile) compared to each reference. No shares are earned if performance is “below threshold”, and results are interpolated between the levels of “threshold”, “target” and “high”, as is shown below

TSR Results (1)
	< Threshold	Threshold	Target	High	Company 2012 Actual

NAREIT TSR	Less than 30th Percentile	30th Percentile	50th Percentile	75th Percentile	14th percentile (< threshold)

Lodging Index TSR (2)	Less than 30th Percentile	30th Percentile	50th Percentile	75th Percentile	35.37th percentile (between threshold and target)

S&P Index TSR	Less than 30th Percentile	30th Percentile	50th Percentile	75th Percentile	35.20th percentile (between threshold and target)

(1)	TSR is the increase in the year-end price of the Company’s common stock over the prior year’s end price, plus dividends paid on the Company’s common stock during the relevant year. The stock price will be calculated, in each case, as the average of the high and low price of the Company’s common stock on the NYSE on the last 60 calendar days of the relevant year.

(2)	The Lodging Index is comprised of the following companies: Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Hyatt Hotels Corporation, Strategic Hotels & Resorts, Inc., LaSalle Hotel Properties, Sunstone Hotel Investors, Inc. and Diamondrock Hospitality Co.

The chart below shows for each named executive officer, the total shares that were eligible to be earned on each TSR measure, the “target” level of shares that could be earned, the actual shares earned and the shares forfeited by each named executive officer. No shares were earned on NAREIT TSR because the results were “below threshold”.

	TSR Shares
	NAREIT Index Shares Granted (High)	NAREIT Index Shares Granted (Target)	NAREIT Index Shares Earned	Lodging Index Shares Granted (High)	Lodging Index Shares Granted (Target)	Lodging Index Shares Earned	S&P Index Shares Granted (High)	S&P Index Shares Granted (Target)	S&P Index Shares Earned	Total TSR
										Shares Earned	Shares Forfeited
Mr. Walter	69,474	34,737	0	69,474	34,737	22,027	69,474	34,737	21,884	43,911	164,511
Mr. Abji	27,897	13,948	0	27,897	13,948	8,845	27,897	13,949	8,788	17,633	66,058
Mr. Harvey	22,532	11,266	0	22,532	11,266	7,145	22,532	11,266	7,098	14,243	53,353
Mr. Larson	20,386	10,193	0	20,386	10,193	6,462	20,386	10,193	6,421	12,883	48,275
Ms. Abdoo	18,240	9,120	0	18,240	9,120	5,784	18,240	9,120	5,746	11,530	43,190

Summary of Restricted Stock Results. In summary, the named executive officers earned the following shares in 2012:

	Total Shares Granted (Target)	Total Shares Earned	Total Shares Forfeited
Mr. Walter	208,423	163,675	253,170
Mr. Abji	83,691	64,495	102,887
Mr. Harvey	67,597	52,941	82,252
Mr. Larson	61,159	47,580	74,738
Ms. Abdoo	54,721	43,198	66,244

Shares will also vest in the event of an executive’s death or disability or, under certain circumstances, under the Severance Plan. Please see the discussion under “Additional Policies and Benefits — Severance Plan.” As described under “Additional Policies and Benefits — Perquisites and Other Individual Benefits,” Mr. Walter agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of his death.

Stock Options. Stock options represent 10% of the total target equity value. Grants are made annually and vest annually. Stock options are valued using the binomial options pricing model. Options have a 10-year life. No cash dividends accrue or are paid on options. The Compensation Committee awarded the following stock options to the named executive officers on January 20, 2012 at exercise price of $16.23 per share, which was the closing price of the Company’s common stock on the date of the award. All options vested December 31, 2012.

Name	Stock Options
Mr. Walter	48,979
Mr. Abji	19,667
Mr. Harvey	15,885
Mr. Larson	14,372
Ms. Abdoo	12,859

Risk Considerations. Both prior to adopting the 2012 program and prior to making its determinations on results and payments under the program, the Compensation Committee considered whether the design and structure created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to reward the named executive officers and other members of senior management for reaching or exceeding financial, personal and corporate goals approved by the Compensation Committee. The Committee considered the following factors: the pay mix is weighted toward long-term incentives that align senior management interests with stockholders; total pay is capped—including annual cash incentives and long–term incentives, which are granted at a “high” level of performance; “tally sheets,” prepared by Pay Governance, the independent consulting firm retained by the Compensation Committee, are reviewed and address all elements of compensation for the named executive officers and potential outcomes under a range of scenarios from low to high performance; stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements; internal policies prohibit use of margin accounts, hedging or pledges of stock; a recoupment policy is in effect; performance metrics are tied to key measures of short-term success (such as Adjusted FFO and ROIC) and long-term success (such as development of strategic plans, succession planning); personal performance is emphasized, allowing line-of-site with controllable results; financial performance is reviewed with the Audit Committee; and the financial measures of Adjusted FFO and ROIC are tied to the annual budget and business plan which the Board reviews, discusses and approves. The Compensation Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

ADDITIONAL POLICIES AND BENEFITS

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.

Stock Ownership and Retention Policy. All members of senior management must comply with the Company’s equity ownership and retention policy which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification.

Equity Ownership. The equity ownership guidelines provide that, within five years of joining the Company or being promoted to a position in senior management, members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

CEO—six times annual salary rate;

Executive Chair—five times annual salary rate;

Executive Vice Presidents—three times annual salary rate; and

Senior Vice Presidents—two times annual salary rate.

Only certain types of equity are used in determining whether the guidelines are met, including stock owned directly by an employee or as a result of vesting in restricted stock. Unvested performance shares and options are not counted toward satisfying the equity ownership guidelines.

Retention. In addition to the number of shares required to satisfy the equity ownership guideline, each member of senior management is required to retain direct ownership of shares equal in number to, (a) 100% of “Covered Shares” for a period of one full year from the date on which such Covered Shares vest, and (b) 50% of Covered Shares for two full years from the date on which such Covered Shares vest. For the purposes of the policy, “Covered Shares” means shares acquired by a member of senior management pursuant to any award of restricted stock granted after January 1, 2012 under any Company equity compensation plan or other written compensation arrangement, net of shares used to pay tax withholding requirements attributable to such award.

Senior management is prohibited from selling any shares (other than shares to satisfy tax obligations) if they are not in compliance with the policy or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Compensation Committee reviews compliance with the policy and, all executives were in compliance with the guidelines in 2012.

Recoupment Policy. The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The policy will be revised if required under the Dodd-Frank Act once the regulations implementing the recoupment policy requirements of that law have been issued.

Insider Trading Controls, Hedging, Short Sales and Pledging. Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock or other securities, the Company’s Insider Trading Policy Statement, which was adopted in 2001, provides that directors, officers and employees shall not engage in any of the following activities with respect to Company securities:

(1) “In and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer. (2) Short sales; (3) Buying or selling puts or calls (options) on our stock or other securities; this does not pertain to the exercise of stock options granted by the Company to its employees, the terms of which prohibit such trading; and (4) Margin Accounts; Stock Pledges; the Company prohibits employees and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

Perquisites and Other Personal Benefits. Perquisites are limited and primarily based on our business. They consist of (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry and we believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company gains benefits from their knowledge and feedback on our managers and properties, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits.

In connection with the restricted stock awards, Mr. Walter agreed at the Company’s request to purchase a life insurance policy and to accept the proceeds under the policy to offset some or all of the stock compensation that would vest and be payable in the event of his death. The proceeds from the life insurance policy would mitigate the effect on the Company’s financial statements of the accelerated vesting of large restricted stock awards, which would occur upon an executive’s death. The Company reimburses Mr. Walter for the cost of the policy and the taxes payable as a result of the reimbursement.

Executive Deferred Compensation Plan. This plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 6% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan. The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the one year period following a change in control. Significantly, the severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. Prior to its annual compensation determinations, the Compensation Committee reviews the level of severance pay and benefits that the named executive officers would receive. Under the restricted stock agreements and stock option agreements, a change in control coupled with a triggering event results in the acceleration and vesting of all long-term incentive awards.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2012 upon various termination events, see “Executive Officer Compensation—Severance and Change in Control Payments.”

Tax and Accounting. Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control also may affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

All restricted stock awards to senior executives have been classified as liability awards due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. The Company therefore recognizes compensation expense over the requisite service period based on the fair value of the award at the balance sheet date. The value of all restricted stock awards is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The Committee makes its assessments on the appropriate value of the restricted stock awards for target compensation based on the fair market value of the common stock on the date of grant or a 60 day calendar average of high and low stock price of the Company’s common stock on the New York Stock Exchange and also considers the closing price of the stock on the date of grant. These values would not be reflected in the Company’s financial statements because liability awards are re-measured to fair value each reporting period.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year 2012

Name	Year	Salary (1)	Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Richard E. Marriott (6) Chairman of the Board	2012 2011 2010	$374,000 360,500 300,411	$	— — —	$	— — —	$402,873 276,000 405,555	$102,214 119,960 117,476	$879,087 756,460 823,442

W. Edward Walter President and Chief Executive Officer	2012 2011 2010	825,000 772,500 712,808		3,926,331 8,199,977 4,842,000		375,179 — —	1,808,318 823,300 1,318,695	118,482 125,132 76,946	7,053,310 9,920,909 6,950,449

Minaz B. Abji Executive Vice President, Asset Management	2012 2011 2010	475,000 442,900 430,000		1,576,599 3,136,511 1,852,054		150,649 — —	685,853 343,700 599,850	84,263 82,673 35,630	2,972,364 4,005,784 2,917,534

Larry K. Harvey Executive Vice President, Chief Financial Officer	2012 2011 2010	400,000 360,500 350,000		1,273,404 2,699,165 1,593,813		121,679 — —	583,560 289,500 482,335	51,363 64,890 23,297	2,430,006 3,414,055 2,449,445

Gregory J. Larson Executive Vice President, Corporate Strategy	2012 2011 2010	400,000 360,500 350,000		1,152,131 2,425,835 1,432,426		110,090 — —	581,080 288,200 486,955	50,470 71,238 29,215	2,293,771 3,145,773 2,298,596

Elizabeth A. Abdoo Executive Vice President, General Counsel	2012	425,000		1,030,850		98,500	623,220	44,227	2,221,796

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year.

(2)	The amounts in this column reflect the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718 and do not reflect the number or value of the shares that were actually earned. For a chart of 2012 realized pay for each of the named executive officers, see page 32 of the Compensation Discussion & Analysis (“CD&A”).

Grant Date Fair Value

The CD&A explains the performance conditions for vesting of restricted stock, which are the satisfaction of corporate performance objectives and annual personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, a lodging index of seven companies (“Lodging Index”), and the S&P 500 Index (“S&P Index”). Please see “2012 Compensation Results—Long-Term Incentives.” The supplemental chart below shows the restricted stock that was eligible to vest in 2012 as allocated between Performance-based Awards and Market-based Awards based on the fair value of the awards on the grant date. We have also included the fair value of the Performance-based Awards assuming that all possible shares had been earned at the high level of performance.

				Total Fair Value
	Performance-based Awards		Market-based Awards	Assumes Performance Based Awards earned at Target	Assuming All Awards earned at High
	Target level (a)	High level (a)	High Level (b)
W. Edward Walter	$1,691,353	$3,382,705	$2,234,979	$3,926,331	$5,617,684
Minaz B. Abji	$679,152	1,358,305	$897,446	$1,576,599	$2,255,751
Larry K. Harvey	$548,550	1,097,099	$724,854	$1,273,404	$1,821,954
Gregory J. Larson	$496,313	992,627	$655,818	$1,152,131	$1,684,444
Elizabeth A. Abdoo	$444,069	888,138	$586,781	$1,030,850	$1,474,919

(a)	Performance-based Awards: Per FASB ASC Topic 718, performance conditions do not reduce the per share fair value of the award. However, awards are only recognized if achievement is probable. Therefore, we calculate the value of our performance awards based on the number of shares we expect to issue, which will generally be at the target level on the grant date, multiplied by the grant date stock price. Accordingly, for 2012, the grant date fair value is based on the stock price on January 20, 2012, the date the Compensation Policy Committee approved corporate performance objectives and the personal performance objectives, which is $16.23, multiplied by the expected performance level, which we set at “target”, or 50%.

We have also included in the above table the total amount of awards that could be earned assuming a “high” level of performance, which is 100% of the award, at the stock price on the grant date of $16.23. No similar disclosure has been made for the Market-based Awards as they have already been calculated as the maximum number of shares issued at the high level of performance multiplied by the grant date fair value. See Note (b).

(b)	Market-based Awards: Per FASB ASC Topic 718, market conditions will reduce the per share fair value of the award. However, the number of awards recognized for accounting purposes is not adjusted for the probability of achievement. Therefore, the grant date fair value of the Market-based awards reflects the total number of shares that can be earned at a performance level of “high” (100% of the shares); while the value per share reflects the market conditions that must be achieved, and will, therefore, be less than the stock price on the grant date. Accordingly, for 2012, the grant date fair value is based on the fair value at January 20, 2012, the date the Compensation Policy Committee granted the award, using a simulation, or MonteCarlo, method multiplied by the maximum number of shares that can be issued at “high”.

Grant Date Fair Value of Market-based Awards January 20, 2012

NAREIT Equity Index Shares		Lodging Index Shares		S&P Index Shares
Closing stock price on grant date	$16.23	Closing stock price on grant date	$16.23	Closing stock price on grant date	$16.23

1-year Volatility of Host	42.6%	1-year Volatility of Host	42.6%	1-year Volatility of Host	42.6%

Risk free interest rate	0.11%	Risk free interest rate	0.11%	Risk free interest rate	0.11%

Stock Beta Compared to NAREIT Equity Index	1.25	Stock Beta compared to Lodging Equity Index	0.96	Stock Beta compared to S&P Equity Index	1.59

Grant date fair value	$11.25	Grant date fair value	$9.32	Grant date fair value	$11.60

Balance Sheet Date Fair Value

The Company recognizes compensation expense in its financial statements for the restricted stock awards based on the fair value at the balance sheet date, not the grant date. This is because the awards are classified as liability awards, primarily due to settlement features that allow recipients to have a percentage of the earned award withheld to meet tax requirements in excess of the statutory minimum withholding. The supplemental chart below shows the fair value of the restricted stock awards at the December 31, 2012 balance sheet date. These amounts correspond to the expense recorded and disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Balance sheet fair value
W. Edward Walter	$2,564,787
Minaz B. Abji	1,010,637
Larry K. Harvey	829,585
Gregory J. Larson	745,579
Elizabeth A. Abdoo	676,913

For additional information on the assumptions used by the Company in calculating the fair value of the restricted stock awards as of the balance sheet date, please see “Note 8—Employee Stock Plans—Senior Executive Restricted Stock” in the Notes to Condensed Consolidated Financial Statements in our 2012 Annual Report on Form 10-K.

(3)	Options were granted on January 20, 2012 and vested December 31, 2012. The amounts in this column reflect the grant date fair values of stock options computed in accordance with FASB ASC Topic 718. For information on the assumptions used by the Company in calculating the fair value of the stock options, please see “Note 8—Employee Stock Plans—Employee Stock Options” in the Notes to Condensed Consolidated Financial Statements in our 2012 Annual Report on Form 10-K.

(4)	These amounts reflect the annual cash incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

(5)	All Other Compensation consists of Company contributions to the Retirement and Savings Plan (“401(k) Plan”), which is available to all employees, and the Executive Deferred Compensation Plan, perquisites and other personal benefits, and tax reimbursements. The amounts are as follows:

•	Matching contributions of $7,500 made under the 401(k) Plan to each of Mr. Marriott, Mr. Walter, Mr. Abji, Mr. Larson, Mr. Harvey and Ms. Abdoo.

•	Discretionary match of $7,500 made under the 401(k) Plan to each of the named executive officers.

•

Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $11,984; Mr. Walter, $20,946; Mr. Abji, $17,024; Mr. Harvey, $13,139, Mr. Larson, $13,100 and Ms. Abdoo, $14,613.

•

Discretionary match made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $11,984; Mr. Walter, $20,946; Mr. Abji $17,024; Mr. Harvey, $13,139, Mr. Larson, $13,100, and Ms. Abdoo, $14,613.

•

Premiums associated with the life insurance policy for Mr. Walter. In connection with the long-term stock award granted under the executive compensation program, Mr. Walter agreed to purchase a life insurance policy and to accept proceeds under the policy which would offset restricted stock compensation that would vest and would be payable in the event of his death. The policy has been in place since 2003. The Company annually reimburses Mr. Walter for the cost of the policy and the taxes payable as a result of this reimbursement, and the costs have remained constant since the policies were purchased. In 2012, the total amounts reimbursed to Mr. Walter, excluding taxes, was $12,161.

•

Total cost of perquisites that executive officers are eligible to receive. In 2012, these perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Walter	Mr. Abji	Mr. Harvey	Mr. Larson	Ms. Abdoo
Financial and Tax Planning	$0	$2,000	$900	$0	$0	$0
Dining, rooms & hotel services	36,714	21,875	18,668	5,829	5,381	0

•

Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Mr. Walter, tax reimbursement associated with the cost of the life insurance policy: Mr. Marriott, $26,532; Mr. Walter, $25,554; Mr. Abji, $15,647; Mr. Harvey, $4,256, and Mr. Larson, $3,889.

(6)	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table provides information about the possible payments under our annual cash incentive award in 2012 and the awards of options and restricted stock in 2012.

Name	Grant Date (2)	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (3)			All Other Option Awards (4) #	Exercise Price of Option Awards	Full Grant Date Fair Value (5)
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard E. Marriott	20-Jan-12	140,250	280,500	561,000	—	—	—	—

W. Edward Walter	20-Jan-12	618,750	1,237,500	2,475,000
	20-Jan-12				104,214	208,423	416,845			$3,926,331
	20-Jan-12							48,979	$16.23	$375,179

Minaz B. Abji	20-Jan-12	237,500	475,000	950,000
	20-Jan-12				41,849	83,693	167,382			$1,576,599
	20-Jan-12							19,667		$150,649

Larry K. Harvey	20-Jan-12	200,000	400,000	800,000
	20-Jan-12				33,799	67,597	135,193			$1,273,404
	20-Jan-12							15,885	$16.23	$121,679

Gregory J. Larson	20-Jan-12	200,000	400,000	800,000
	20-Jan-12				30,582	61,159	122,318			$1,152,131
	20-Jan-12							14,372	$16.23	$110,090

Elizabeth A. Abdoo	20-Jan-12	212,500	425,000	850,000
	20-Jan-12				27,361	54,721	109,442			$1,030,850
	20-Jan-12							12,859	$16.23	$98,500

(1)	As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive on objectives approved by the Compensation Policy Committee. Mr. Walter has an incentive target of 150% of base salary earned in the calendar year and executive vice presidents have an incentive target of 100% of base salary earned in the calendar year. The actual amounts earned by the named executive officers in 2012 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2012 Compensation Results—Annual Cash Incentive.”

(2)	The grant date shown is the date that the Compensation Policy Committee approved the personal performance objectives for each named executive officer and approved the financial metrics for Company performance, Adjusted FFO and ROIC.

(3)	Under our 2012 compensation program, senior management received a restricted stock award on January 20, 2012, which was eligible to vest subject entirely to performance conditions. The performance conditions are the satisfaction of corporate performance objectives and personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index. Dividends accrue on the shares, but are not paid unless the shares vest and are released.

(4)	Options were awarded on January 20, 2012 and vested December 31, 2012.

(5)	The amounts reflect the grant date fair value of restricted stock awards and stock options calculated in accordance with FASB ASC Topic 718. For information on the assumptions used in calculating the fair value of stock options, see “Note 8 – Employee Stock Plans – Employee Stock Options” in the Notes to Condenses Consolidated Financial Statements in our 2012 Annual Report on Form 10-K. See footnote 2 to Summary Compensation Table for the calculation of the grant date fair value of the restricted stock awards.

Outstanding Equity Awards at Fiscal Year 2012

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2012.

	Option Awards (1)							Stock Awards (2)
Name	Grant Date	Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price			Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
W. Edward Walter	14-May-09 20-Jan-12	251,153 48,979	— —	$ $	8.018 16.230	(4)	14-May-19 20-Jan-22	416,845	$4,626,818

Minaz B. Abji	20-Jan-12	19,667	—		$16.230		20-Jan-22	167,382	$1,857,898

Larry K. Harvey	5-Feb-09 14-May-09	40,466 82,671	— —	$ $	5.075 8.018	(4)	5-Feb-19 14-May-19
	20-Jan-12	15,885	—		$16.230		20-Jan-22	135,193	$1,500,591

Gregory J. Larson	20-Jan-12	14,372	—		$16.230		20-Jan-22	122,318	$1,357,696

Elizabeth A. Abdoo	14-May-09	68,805	—		$8.018	(4)	14-May-19
	20-Jan-12	12,859	—		$16.230		20-Jan-22	109,442	$1,214,770

(1)	All option awards vest based on continued service with the Company and have a 10-year life from the date of grant. Options granted on February 5, 2009 vested December 31, 2009. Options issued on May 14, 2009 were for the two-year period, 2010-2011; 50% vested at year-end December 31, 2010 and 50% vested at year-end December 31, 2011. Options granted January 20, 2012 vested December 31, 2012.

(2)	Under our 2012 compensation program, senior management received a restricted stock award on January 20, 2012, which was eligible to vest subject entirely to performance conditions. The performance conditions are the satisfaction of corporate performance objectives and personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index. The determination of whether and to what extent those measures were satisfied was made by the Compensation Policy Committee in February 2013. The number of shares shown in this column is overstated as it reflects all shares outstanding at the end of 2012.

(3)	The value is calculated based the closing price of our stock on December 31, 2012 of $15.67 multiplied by the vesting of shares attributable to (i) corporate and personal performance measures measure at the “high” level of performance based on our 2012 performance results, which were “above target” on each of these measures, (ii) the NAREIT Equity Index measure at the “threshold” level of performance based on our 2012 results, which was “below threshold” and (iii) the Lodging Index and S&P Index measures at “target” level of performance based on our 2012 results which were “above threshold”.

(4)	Options were granted at the fair market value on the date of grant, May 14, 2009, which was $8.19. As a result of the stock dividend paid December 18, 2009, the exercise price of the option and the number of options were adjusted in May 2010 pursuant to the anti-dilution provisions in the 2009 Comprehensive Stock and Cash Incentive Plan and the award agreements. The adjusted exercise price is $8.018 per share.

Option Exercises and Stock Vested in Fiscal Year 2012

The chart below shows options exercised in 2012 and stock awards that vested in 2012. The stock awards were related to performance year 2011, but did not vest until the Compensation Committee made its determinations in February 2012. Restricted stock that was awarded in 2012 did not vest until February 6, 2013 when the Compensation Policy Committee met and made its determinations on performance measures.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting (3)
W. Edward Walter	122,935	$2,077,602	341,299	$5,556,348
Minaz B. Abji	96,066 47,023	1,517,843 742,493	124,394	2,025,134
Larry K. Harvey	—	—	113,192	1,842,766
Gregory J. Larson	37,150	633,779	100,968	1,643,759
Elizabeth A. Abdoo	33,679	529,265	90,681	1,476,287

(1)	Represents the amounts realized based on the difference between the market price of our stock on the date of exercise and the exercise price.

(2)	These are shares that were released on February 2, 2012, the date that the Compensation Policy Committee determined the results on performance for 2011.

(3)	The value realized on vesting is determined by multiplying the shares released by $16.28, the closing price of the Company’s common stock on the date of release, which was February 2, 2012.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2012. The aggregate balance shown includes amounts earned prior to 2012 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year- End (1)
W. Edward Walter	$56,358	$20,946	$20,946	$86,316	$0	$1,514,122
Minaz B. Abji	32,048	17,024	17,024	54,291	$48,224	525,155
Larry K. Harvey	24,279	13,139	13,139	67,109	$0	475,795
Gregory J. Larson	24,201	13,100	13,100	28,442	$0	323,560
Elizabeth A. Abdoo	27,226	14,613	14,613	60,406	$0	532,500

(1)	Amounts reflect vested values as of December 31, 2012.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $.50 on each $1.00 deferred up to 6% of the participant’s compensation.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change in control. Plan assets are held in a rabbi trust.

Severance and Change in Control Payments

Severance

The Company has a severance plan that applies to all senior executives in the United States, which was adopted in 2003. Severance is provided on a consistent basis. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•

As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

•

As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company.

An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason”, which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 2x his current base salary and 2x his average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the terms of the restricted stock agreements, the executives’ restricted stock award would accelerate and vest at the “target” level and under the terms of the stock option agreements, all options would accelerate and vest.

The Company does not “gross up” or pay any excise tax associated with these payments.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2012. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan (“401(k) Plan”) and accrued vacation pay.

Potential Severance Payments

December 31, 2012

	Mr. Walter	Mr. Abji	Mr. Harvey	Mr. Larson	Ms. Abdoo
Termination payment (1)	$4,283,542	$1,018,134	$851,798	$852,078	$916,816
Restricted Stock (2)	3,265,988	1,546,496	1,059,245	958,369	857,478
Options (3)	—	—	—	—	—
Cost of benefit continuation (4)	31,100	9,401	31,100	20,916	28,591
Deferred compensation balance (5)	1,514,122	525,155	475,795	323,560	532,500

Total	$9,094,752	$3,099,186	$2,417,938	$2,154,924	$2,335,386

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive two times his base salary and two times the average of his annual incentive award for 2010-2012. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2010-2012.

(2)	Amounts are based on the closing price of our stock on December 31, 2012 of $15.67. Under the restricted stock agreements the awards would vest at the “target” level (50% of the shares awarded).

(3)	Under the stock option agreements, all options would vest in the event of a termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2012.

(4)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their deferred compensation accounts.

Change-In-Control

The Severance Plan also provides for certain payments in the event that there is a “double trigger”, that is a change in control of the Company and the occurrence of any of the following events in the year immediately following the change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 3x his current base salary and 3x his average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures:

•	We would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the terms of the restricted stock agreements, the executives’ restricted stock award would accelerate and vest at the “high” level and under the terms of the stock option agreements, all options would accelerate and vest.

The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2012. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.

		Potential Change in Control Payments

	Mr. Walter	Mr. Abji	Mr. Harvey	Mr. Larson	Ms. Abdoo
Termination payment (1)	$6,425,313	$2,036,269	$1,703,597	$1,704,157	$1,833,633
Target Annual Cash Incentive (2)	1,237,500	475,000	400,000	400,000	425,000
Restricted Stock (3)	6,531,961	2,622,876	2,118,474	1,916,723	1,714,956
Options (4)	—	—	—	—	—
Cost of benefit continuation (5)	31,100	9,401	31,100	20,916	28,591
Deferred compensation balance (6)	1,514,122	525,155	475,795	323,560	532,500

Total	$15,739,996	$5,668,701	$4,728,966	$4,365,356	$4,534,680

(1)	The termination payment is a multiple of base salary and average annual cash incentive award. Mr. Walter would receive three times his base salary and three times the average of his annual cash incentive award for the period 2010-2012. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2010-2012.

(2)	Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the “target” level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2012. This annual cash incentive would not otherwise be earned until the Compensation Policy Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.

(3)	Under the restricted stock agreements, all unvested restricted stock would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The chart below shows the unvested shares for each named executive officer as of December 31, 2012. The value is determined by multiplying the shares by $15.67, the closing price of our stock on December 31, 2012.

Unvested Shares As of 12/31/2012
Mr. Walter	416,845
Mr. Abji	167,382
Mr. Harvey	135,193
Mr. Larson	122,318
Ms. Abdoo	109,442

All of the restricted stock underlying the value reflected has subsequently been earned or forfeited.

(4)	Under the stock option agreements, all options would vest upon a change in control and termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2012.

(5)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(6)	The named executive officers are fully vested in their deferred compensation accounts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2012 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	3,010,822	$9.86	18,982,895
Equity compensation plans not approved by stockholders	—	—	—

TOTAL	3,010,822	$9.86	18,982,895

(1)	Shares indicated are the aggregate of those issuable under the Company’s 1997 and 2009 Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock. No shares remain available for future grants under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2012 and this proxy statement.

The Compensation Policy Committee

ANN MCLAUGHLIN KOROLOGOS, CHAIR

ROBERT M. BAYLIS

WALTER C. RAKOWICH

PROPOSAL THREE

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Board. In 2011, the Board recommended that this advisory resolution to approve named executive officer compensation be conducted annually and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory resolution to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation programs include the following:

•	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed “at-risk” increases;

•	The Compensation Policy Committee continually monitors Company performance and adjusts compensation practices accordingly.

•

A substantial portion of the named executive officers’ stock compensation is linked to the Company’s relative total stockholder return. In 2012, performance goals were not met and a significant portion of the stock award for the year was not earned; and

•

The Compensation Policy Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data points and the Compensation Policy Committee utilizes an independent consultant to engage in ongoing independent review of all aspects of our executive compensation programs.

The Compensation Policy Committee and the Board believe that these policies are effective in implementing our compensation philosophy, in achieving its goals, and have been effective at incenting the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Effect of Proposal

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Policy Committee to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Compensation Policy Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of February 10, 2013 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of December 31, 2012 the Company owns approximately 98.6% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Sheila C. Bair (3)	3,650	*	0	*
Robert M. Baylis (3)	117,495	*	0	*
Terence C. Golden (3)	100,598	*	0	*
Ann McLaughlin Korologos (3)	77,974	*	0	*
Richard E. Marriott (4)	12,915,553	1.8	140,296	1.8
John B. Morse, Jr. (3)	42,496	*	0	*
Walter C. Rakowich (3)	5,687	*	0	*
Gordon H. Smith (3)	20,890	*	0	*
W. Edward Walter (5)(6)	1,812,655	0.3	0	0.3
Non-Director Named Executive Officers:
Minaz Abji (5)	500,323	*	0	*
Gregory J. Larson (5)	292,732	*	0	*
Larry K. Harvey (5)	562,747	*	0	*
Elizabeth A. Abdoo (5)	483,399	*	0	*
All Directors and Executive Officers as a group:
(17 persons, including the foregoing) (3)(4)(5)	17,775,223	2.5	140,296	2.5
Certain Beneficial Owners:
BlackRock, Inc. (7)	58,035,016	8.0	0	8.0
Cohen & Steers, Inc. (8)	48,913,397	6.7	0	6.7
Daiwa Asset Management Co. Ltd (9)	42,766,653	5.9	0	5.9
FMR LLC (10)	37,871,370	5.2	0	5.2
State Street Corporation (11)	37,886,571	5.2	0	5.2
Stichting Pensioenfonds ABP (12)	38,776,529	5.3	0	5.3
The Vanguard Group, Inc. (13)	93,705,571	12.9	0	12.9

*	Reflects ownership of less than 1/10th of 1%.

(1)	Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

(3)	The number of shares of common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Robert M. Baylis and Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	1,062,381 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	352,427 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee;

•	3,035,569 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee;

•	1,317,365 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)	The number of shares of our common stock listed here includes the shares of restricted stock granted under the 2009 Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of March 1, 2013 pursuant to the exercise of stock options granted under our 1997 and 2009 Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for each named executive officer:

• Elizabeth A. Abdoo • Minaz Abji • Gregory J. Larson • Larry K. Harvey • W. Edward Walter	81,664 19,667 14,372 139,022 300,132	vested options vested options vested options vested options vested options

(6)	The number of shares of our common stock listed here for Mr. Edward Walter includes 45,000 shares held in the Walter Family Foundation. Mr. Walter has the power to vote these shares but does not have an economic interest in these shares and disclaims beneficial ownership as to these shares.

(7)	BlackRock, Inc. filed an amended Schedule 13G with the SEC on February 1, 2013 to report beneficial ownership of 58,035,016 shares of our common stock. BlackRock reports that it has the sole power to dispose of and to vote all such shares. BlackRock’s business address is 40 East 52nd Street, New York, New York 10022.

(8)

Cohen & Steers, Inc. (“Cohen”) filed an amended Schedule 13G with the SEC on February 14, 2013 to report beneficial ownership of 48,913,397 shares of our common stock. Cohen reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 16,381,894 shares. Cohen’s business address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(9)	Daiwa Asset Management Co. Ltd (“Daiwa”) filed a Schedule 13G with the SEC on January 24, 2013 to report beneficial ownership of 42,766,653 shares of our common stock. Daiwa reports that it has sole power to dispose of 46,608 shares, has shared power to dispose of 42,720,045 shares and sole voting power with respect to all such shares. Daiwa’s business address is Gran Tokyo North Tower, 9-1 Marunouchi 1-chrome, Chiyoda–ku, Tokyo, Japan 100-6753.

(10)	FMR LLC, the parent company of Fidelity Management and Research Company, filed a Schedule 13-G with the SEC on February 14, 2013 to report beneficial ownership of 37,871,370 shares of our common stock. FMR reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 2,071,399 shares. FMR’s business address is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	State Street Corporation filed a Schedule 13G with the SEC on February 11, 2013 to report beneficial ownership of 37,886,571 shares of our common stock. State Street reports that is has the sole power to dispose of all such shares and has shared power to vote all such shares. State Street’s business address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(12)

Stichting Pensioenfonds ABP (“SP”) filed a Schedule 13G with the SEC on February 12, 2013 to report beneficial ownership of 38,776,529 shares of our common stock. SP reports that it has the sole power to dispose of and to vote all such shares. SP’s business address is c/o APG Asset Management US Inc., 666 Third Avenue, 2nd Floor, New York, New York 10017.

(13)	The Vanguard Group, Inc. (“Vanguard”) filed an amended Schedule 13G with the SEC on February 11, 2013 to report beneficial ownership of 93,705,571 shares of our common stock. Vanguard reports that it has the sole power to dispose of 91,801,525 shares, has shared power to dispose of 1,904,046 shares, has the sole power to vote with respect to 2,340,944 shares and has shared power to vote with respect to 562,943 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16	(a)	BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2012, except for one transaction. On December 14, 2012, a sale of 114,951 shares of the Company’s stock was made on behalf of a trust for the benefit of Karen C. Marriott for which Mr. Richard E. Marriott, our Chairman of the Board, serves as co-trustee. Upon becoming aware of this sale the Company reported the transaction in a filing made on February 11, 2013.

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•

management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage Marriott and Ritz-Carlton hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into two general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies; and

•	lodging management and franchise agreements relating to our properties.

As of January 31, 2013, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 13.8% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Executive Chairman and Chairman of the Board of Marriott International and formerly served as Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Leases

We currently sublease approximately 2,400 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2012, we paid Marriott International approximately $94,359 in rental fees for this office space. In addition, in 2012 we paid Marriott International $100,000 in ground rent under a lease in connection with property at the JW Marriott Desert Springs Resort & Spa.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into a franchise agreement with us and one of our subsidiaries that allows us to use the Marriott brand, associated trademarks, reservation systems and other related items for one Marriott hotel for which we have entered into an operating agreement with a hotel management company other than Marriott International. In 2012, we and our subsidiaries paid $136 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•	Operational Services. Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of hotels, including establishing all room rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee which is calculated as a percentage (typically 3%) of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel.

•

Executive Supervision and Management Services. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management, and certain in-house legal services. We have certain approval rights over the budget, capital expenditures, significant leases and contractual commitments and other matters.

•

Chain Services. Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates that benefit from these services.

•

Working Capital and Fixed Asset Supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•

Furniture, Fixtures and Equipment Replacements. We are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). On an annual basis Marriott International will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary for each of their hotels, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited into an escrow account in our name, to which the manager has access. However, for 59 of our Marriott hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $36.1 million or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•

Building Alterations, Improvements and Renewals. Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott International’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with Marriott’s brand standards. We generally have approval authority over such budgets and expenditures.

•

Service Marks. During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•

Territorial Protections. Certain management agreements impose restrictions for a specified period which limit Marriott International and its affiliates from owning, operating or licensing a hotel of the same brand within a specified area. The area restrictions vary with each hotel, from city blocks in urban areas to up to a multi-mile radius from the hotel in other areas.

•

Sale of the Hotel. Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of Marriott International.

•

Termination on Sale. While most of our management agreements with Marriott International are not terminable prior to their full term, we have negotiated termination rights with respect to 15 specified Marriott-branded hotels in connection with the sale of these hotels subject to certain limitations (including the number of agreements that can be terminated per year, limitations measured by earnings before interest, taxes, depreciation and amortization (EBITDA), and limitations requiring that a significant portion of such hotels maintain the Marriott brand affiliation). The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

•

Performance Termination. The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s failure to meet certain financial performance criteria, usually a specified threshold return on the owner’s investment, along with a failure of the hotel to achieve a specified revenue per-available-room performance threshold established with reference to other competitive hotels in the market. Typically, such performance-based termination rights arise in the event the manager fails to achieve specified performance thresholds over a consecutive two-year period, and are subject to their ability to ‘cure’ and avoid termination by payment to us of specified deficiency amounts (or, in some instances, waiver of the right to receive specified future management fees). We have agreed in the past, and may agree in the future, to waive certain of these termination rights in exchange for consideration from the hotel manager, which consideration could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements with Marriott International condition the manager’s right to renew pre-determined extension terms upon the satisfaction of certain financial performance criteria as noted earlier.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

Proxy Statement Proposals

If you wish to submit a proposal to be included in the proxy statement for our 2014 annual meeting, we must receive it no later than December 11, 2013. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Other Proposals and Nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2014 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder entitled to vote who has delivered written notice to the Secretary (at the above address), no earlier than November 11, 2013 and no later than December 11, 2013. Also, in the event that the number of directors to be elected is increased and public announcement occurs after December 1, 2013, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

OTHER MATTERS

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

It is important that the proxies be voted promptly and that your shares are represented. Please submit your proxy via the Internet, by phone or by signing, dating and returning your proxy in the enclosed envelope. A copy of our 2012 Annual Report (including our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC) has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The 2012 Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2012 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

By Order Of the Board of Directors

ELIZABETH A. ABDOO

Secretary

Dated: April 10, 2013

HOTEL INFORMATION

A special stockholder annual meeting rate is offered at the hotel for Wednesday, May 15, 2013. A limited number of rooms are available at this special rate of $249, plus taxes and gratuities, single or double occupancy. To receive this special rate, please call Regina Smith at 703-744-3935 or email regina.smith@ritzcarlton.com. All reservations should be received by the hotel no later than April 30, 2013. This discount may not be used in conjunction with any other discount, coupon or group rate.

Directions to the hotel:

From Ronald Reagan Washington National Airport (14 miles): Take Route 233 West and then Route 1 North. Take the left lane and switch over to Route 110 North. Travel two miles and take I-66 West eight miles to Exit 67 (I-495 North/Dulles Airport). Stay in the right lane (To All Local Exits). Take Exit 19A (Tysons Corner). At the fourth light, turn right onto Tysons Boulevard. Continue past the next light. The Ritz-Carlton is on the left at 1700 Tysons Boulevard, 1/4 mile past the first light.

From Dulles International Airport (12 miles): Take the Dulles Toll Road (route 267 East) toward Washington D.C. Take exit #18 (I-495 South, Richmond). Stay in the right lane and take exit #46A (Route 123 South Chain Bridge Road/Tysons Corner). Turn right onto Tysons Boulevard. The Ritz-Carlton is on the left at 1700 Tysons Boulevard.

West on I-66 from Downtown Washington, D.C.: Take I-66 West to Exit 67, I-495 North, Dulles Airport. Stay in the right lane (sign reads “To All Local Exits”). Take Exit 19-A (Tysons Corner). At the fourth light turn right onto Tysons Boulevard. The hotel is on the left, 1/4 mile at 1700 Tysons Boulevard.

From I-495 North or South: Coming from either North or South on I-495 (Capital Beltway), take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 North (from Richmond): Approaching the Capital Beltway from the South on I-95 North, take I-495 West (Rockville/Tysons Corner). Continue to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From I-95 South (from Baltimore): Approaching the Capital Beltway from the North on I-95 South at Exit 27, stay in the right lanes and switch over to I-495 West (Capital Beltway toward Silver Spring). Entering Northern Virginia, take exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

From Washington, DC (via George Washington Parkway): From Constitution Avenue westbound after crossing the Potomac via the Roosevelt Bridge, exit Northwest onto George Washington Parkway. Travel West for approximately 8 miles to I-495 (Capital Beltway) South. Follow I-495 South for approximately three miles to exit 46A (Route 123/Chain Bridge Road/Tysons Corner). Turn right at the first light onto Tysons Boulevard. Continue through the next light and go 1/4 mile. The hotel is on the left at 1700 Tysons Boulevard.

You may also get directions from the hotel website:

(http://www.ritzcarlton.com/en/Properties/TysonsCorner/Information/Directions/Default.htm) or call the hotel at (703) 506-4300.

Annual Meeting Admission Ticket
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., New York Time, on May 15, 2013.
Vote by Internet • Go to www.investorvote.com/HST • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Sheila C. Bair	☐	☐	☐	02 - Robert M. Baylis	☐	☐	☐	03 - Terence C. Golden	☐	☐	☐	+

	04 - Ann M. Korologos	☐	☐	☐	05 - Richard E. Marriott	☐	☐	☐	06 - John B. Morse, Jr.	☐	☐	☐

	07 - Walter C. Rakowich	☐	☐	☐	08 - Gordon H. Smith	☐	☐	☐	09 - W. Edward Walter	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratify Appointment of KPMG LLP as independent registered public accountants for 2013.	☐	☐	☐	3.	Advisory resolution to approve executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	92D M	+

01M9CA

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 16, 2013, 10:00 A.M.

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

AGENDA

1. ELECTION OF DIRECTORS

•

2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

•

3. AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

•

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person.

To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the Internet,

or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting,

please mark the appropriate box on the reverse side of the proxy card below.

Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 16, 2013, 10:00 A.M.

The undersigned appoints Elizabeth A. Abdoo and Larry K. Harvey, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 20, 2013 at the Annual Meeting of Stockholders to be held on May 16, 2013, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director, and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.